Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. ELECTS JOHN WASZ CEO; JOHN WALKER TO CONTINUE AS NON-EXECUTIVE CHAIRMAN

Schaumburg, IL., March 17, 2014 Global Brass and Copper Holdings, Inc. (NYSE: BRSS) (“GBC” or the “Company”) today announced that John J. Wasz has been elected by the Board of Directors to the position of Chief Executive Officer and will assume a seat on the Board of Directors of the Company effective immediately. Earlier today, John H. Walker retired from his position as Chief Executive Officer of the Company, but he will continue to serve as the Non-Executive Chairman of the Board of Directors.

“John Walker has been instrumental in leading GBC’s transformation and building a strong foundation for the Company’s long-term success. During his tenure, the team restructured the business including rationalizing product offerings, implementing a culture of continuous improvement, and streamlining operations to expand profitability in a difficult operating environment,” commented Ronald Whitaker, Non-Executive Director. “In addition, John Walker assembled a strong management team with deep industry experience, including John Wasz who joined as Olin Brass’s President in 2010, setting the stage for a seamless leadership transition. We thank John Walker for his many contributions over the years, and are excited that GBC will continue to benefit from his experience as the Non-Executive Chairman of GBC’s Board of Directors.”

Mr. Wasz joined the Company as the President of Olin Brass in 2010. On January 9, 2012, Mr. Wasz was elected to the position of Chief Operating Officer of GBC, and on September 6, 2013, he was elected to President of the Company. Under Mr. Wasz’s leadership, Olin Brass experienced a significant improvement in profitability since 2010. Prior to joining GBC, he served in a senior leadership capacity at Aleris International, Inc. and as executive vice president and president of Aleris Rolled Products North America, an aluminum manufacturer. Mr. Wasz also brings a wealth of experience from prior senior leadership roles including as president at Alflex, a subsidiary of Commonwealth Industries, a manufacturer of electrical armored cable, along with serving in several other management capacities at other predecessor companies throughout his career, which spans 30years in the metals industry.

“I am very excited to lead GBC into the next phase of growth and value creation. Over the past several years, John Walker and I have worked closely to enhance our operations and develop sustainable platforms for growth. As a result, GBC has built a great culture of teamwork, continuous improvement, and a focus on creating customer value. Together with our talented workforce, we will maintain our focus on driving growth through innovative product and service offerings, while furthering our operational excellence initiatives,” stated John Wasz, GBC’s newly elected Chief Executive Officer.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Ryan Lown
FTI Consulting
(312) 553-6756